Exhibit 99.1

DTE Gas Company

Unaudited Consolidated Financial Statements as of and for the Three Months Ended March 31, 2013

DTE Gas Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31,
(in Millions)	2013	2012
Operating Revenues	$594	$501

Operating Expenses
Cost of gas	292	271
Operation and maintenance	105	99
Depreciation and amortization	23	23
Taxes other than income	17	18
	437	411
Operating Income	157	90

Other (Income) and Deductions
Interest expense	15	15
Interest income	(1)	(2)
Other income	(2)	(2)
Other expenses	—	1
	12	12
Income Before Income Taxes	145	78

Income Tax Expense	51	27

Net Income	$94	$51

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended
	March 31,
(in Millions)	2013	2012
Net income	$94	$51
Comprehensive income	$94	$51

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Financial Position (Unaudited)

	March 31,	December 31,
(in Millions)	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$1	$1
Accounts receivable (less allowance for doubtful accounts of $22 and $20, respectively)
Customer	390	282
Affiliates	55	43
Other	2	6
Inventories
Gas	6	37
Materials and supplies	18	18
Gas customer choice deferred asset	11	82
Current deferred income taxes	46	53
Notes receivable
Affiliates	7	8
Other	3	3
Regulatory assets	20	18
Other	18	15
	577	566

Investments	24	23

Property
Property, plant and equipment	4,021	3,982
Less accumulated depreciation and amortization	(1,564)	(1,554)
	2,457	2,428
Other Assets
Regulatory assets	793	889
Net investment in lease	65	66
Prepaid pension costs — affiliates	103	97
Other	8	9
	969	1,061
Total Assets	$4,027	$4,078

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Financial Position (Unaudited) - Continued

	March 31,	December 31,
(in Millions, Except Shares)	2013	2012
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
Accounts payable
Affiliates	$17	$22
Other	99	137
Short-term borrowings
Affiliates	56	59
Other	—	110
Current portion of long-term debt, including capital leases	60	60
Regulatory liabilities	4	22
Gas inventory equalization	140	—
Other	63	86
	439	496

Long-Term Debt	859	859

Other Liabilities
Deferred income taxes	671	632
Regulatory liabilities	542	548
Accrued pension liability — affiliates	181	180
Accrued postretirement liability — affiliates	25	129
Asset retirement obligations	132	130
Other	44	45
	1,595	1,664
Commitments and Contingencies (Notes 6 and 8)

Shareholder's Equity
Common stock, $1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding	534	534
Retained earnings	603	528
Accumulated other comprehensive loss	(3)	(3)
	1,134	1,059
Total Liabilities and Shareholder's Equity	$4,027	$4,078

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	March 31,
(in Millions)	2013	2012
Operating Activities
Net income	$94	$51
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	23	23
Deferred income taxes	44	23
Changes in assets and liabilities:
Accounts receivable, net	(113)	12
Inventories	30	33
Prepaid pension costs — affiliates	(5)	(5)
Accrued postretirement liability — affiliates	(30)	(49)
Accrued gas cost recovery	(16)	(23)
Accounts payable	(40)	(27)
Gas inventory equalization	140	114
Income, property and other taxes payable	7	—
Other assets	82	53
Other liabilities	(33)	7
Net cash from operating activities	183	212
Investing Activities
Plant and equipment expenditures	(53)	(46)
Notes receivable and other	2	(2)
Net cash used for investing activities	(51)	(48)
Financing Activities
Short-term borrowings, net	(110)	(160)
Notes payable from affiliates	(3)	17
Dividends on common stock	(19)	(20)
Net cash used for financing activities	(132)	(163)
Net Increase in Cash and Cash Equivalents	—	1
Cash and Cash Equivalents at Beginning of Period	1	—
Cash and Cash Equivalents at End of Period	$1	$1

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Changes in Shareholder's Equity (Unaudited)

(Dollars in Millions, Shares in Thousands)	Common Stock		Retained	Accumulated Other Comprehensive
	Shares	Amount	Earnings	Loss	Total
Balance, December 31, 2012	10,300	$534	$528	$(3)	$1,059
Net income	—	—	94	—	94
Dividends declared on common stock	—	—	(19)	—	(19)
Balance, March 31, 2013	10,300	$534	$603	$(3)	$1,134

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited)

NOTE 1 — BASIS OF PRESENTATION

Corporate Structure

DTE Gas is a Michigan corporation organized in 1898. DTE Gas is an indirect, wholly-owned subsidiary of DTE Energy. DTE Gas is a public utility subject to regulation by the MPSC and the FERC. DTE Gas is engaged in the purchase, storage, transportation, distribution and sale of natural gas to approximately 1.2 million customers throughout Michigan and the sale of storage and transportation capacity.

References in this report to “we”, “us”, “our” or “Company” are to DTE Gas Company.

Basis of Presentation

These Consolidated Financial Statements should be read in conjunction with the Notes to Consolidated Financial Statements included in the 2012 Consolidated Financial Statements furnished on Form 8-K.

The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company's estimates.

The Consolidated Financial Statements are unaudited, but in the Company's opinion include all adjustments necessary for a fair statement of the results for the interim periods. All adjustments are of a normal recurring nature, except as otherwise disclosed in these Consolidated Financial Statements and Notes to Consolidated Financial Statements. Financial results for this interim period are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year ending December 31, 2013.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Comprehensive Income (Loss)

Comprehensive income (loss) is the change in common shareholder's equity during a period from transactions and events from non-owner sources, including net income.

	Changes in Accumulated Other Comprehensive Loss by Component (a)
	For The Three Months Ended March 31, 2013
(in Millions)	Net Unrealized Loss on Derivatives	Benefit Obligations	Accumulated Other Comprehensive Loss
Beginning balance, January 1, 2013	$(1)	$(2)	$(3)
Other comprehensive income before reclassifications	—	—	—
Amounts reclassified from accumulated other comprehensive income	—	—	—
Net current-period other comprehensive income	—	—	—
Ending balance, March 31, 2013	$(1)	$(2)	$(3)

(a)	All amounts are net of tax.

Income Taxes

DTE Gas has an income tax receivable of $38 million at March 31, 2013 and $42 million at December 31, 2012 due from DTE Energy.

Stock-Based Compensation

The Company received an allocation of costs from DTE Energy associated with stock-based compensation of $4 million and $2 million for the three months ended March 31, 2013 and 2012, respectively.

NOTE 3 — FAIR VALUE

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants' use in pricing assets or liabilities. These inputs can be readily observable, market corroborated or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.

A fair value hierarchy has been established, that prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability, and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:

•	Level 1 - Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.

•
Level 2 - Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•
Level 3 - Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.

Fair Value of Financial Instruments

The fair value of financial instruments is determined by using quoted market prices when available. When quoted prices are not available, pricing services may be used to determine the fair value with reference to observable interest rate indexes. The Company has obtained an understanding of how the fair values are derived. The Company also selectively corroborates the fair value of its transactions by comparison of market-based price sources. Discounted cash flow analyses based upon estimated current borrowing rates are also used to determine fair value when quoted market prices are not available. The fair values of notes receivable, excluding capital leases, are estimated using discounted cash flow techniques that incorporate market interest rates as well as assumptions about the remaining life of the loans and credit risk. Depending on the information available, other valuation techniques may be used that rely on internal assumptions and models. Valuation policies and procedures are determined by the Company's Treasury Department which reports to the Company's Vice President and Treasurer.

The following table presents the carrying amount and fair value of financial instruments as of March 31, 2013 and December 31, 2012 (in millions):

	March 31, 2013				December 31, 2012
	Carrying	Fair Value			Carrying	Fair Value
(in Millions)	Amount	Level 1	Level 2	Level 3	Amount	Level 1	Level 2	Level 3
Notes receivable - affiliates	$7	$—	$—	$7	$8	$—	$—	$8
Short-term borrowings - affiliates	56	—	—	56	59	—	—	59
Short-term borrowings - other	—	—	—	—	110	—	110	—
Long-term debt	919	—	866	199	919	—	946	133

NOTE 4 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS

The Company recognizes all derivatives at their fair value on the Consolidated Statements of Financial Position unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the value of the underlying exposure is deferred in Accumulated other comprehensive income and later reclassified into earnings when the underlying transaction occurs. For fair value hedges, changes in fair values for the derivative are recognized in earnings each period. Gains and losses from the ineffective portion of any hedge are recognized in earnings immediately. For derivatives that do not qualify or are not designated for hedge accounting, changes in the fair value are recognized in earnings each period.

The Company's primary market risk exposure is associated with commodity prices, credit and interest rates. DTE Gas has risk management policies to monitor and manage market risks.

Commodity Price Risk

The Company has fixed-priced contracts for portions of its expected gas supply requirements through 2015. Substantially all of these contracts meet the normal purchases and sales exception and are therefore accounted for under the accrual method. The Company may also sell forward transportation and storage capacity contracts. Forward transportation and storage contracts are generally not derivatives and are therefore accounted for under the accrual method.

Credit Risk

The Company is exposed to credit risk if customers or counterparties do not comply with their contractual obligations. DTE Gas maintains credit policies that significantly minimize overall credit risk. These policies include an evaluation of potential customers' and counterparties' financial condition, credit rating, collateral requirements or other credit enhancements such as letters of credit or guarantees. The Company generally uses standardized agreements that allow the netting of positive and negative transactions associated with a single counterparty. The Company maintains a provision for credit losses based on factors surrounding the credit risk of its customers, historical trends, and other information. Based on the Company's credit policies and its March 31, 2013 provisions for credit losses, the Company's exposure to counterparty nonperformance is not expected to have a material adverse effect on the Company's financial statements.

Interest Rate Risk

DTE Gas occasionally uses treasury locks and other interest rate derivatives to hedge the risk associated with interest rate market volatility. In 2004, DTE Gas entered into an interest rate derivative to limit its sensitivity to market interest rate risk associated with the issuance of long-term debt. Such instrument was designated as a cash flow hedge. The Company subsequently issued long-term debt and terminated the hedge at a cost that is included in Accumulated other comprehensive loss. Amounts recorded in Other comprehensive loss will be reclassified to interest expense as the related interest affects earnings through 2033.

NOTE 5 — ASSET RETIREMENT OBLIGATIONS

A reconciliation of the asset retirement obligation for the three months ended March 31, 2013 follows:

(in Millions)
Asset retirement obligations at December 31, 2012	$130
Accretion	2
Asset retirement obligations at March 31, 2013	$132

NOTE 6 — REGULATORY MATTERS

2012 Gas Rate Case Filing

DTE Gas filed a rate case on April 20, 2012 based on a projected test year for the twelve-month period ending October 31, 2013. On December 20, 2012, the MPSC approved a partial settlement agreement and authorized the Company to increase its annual gas revenues by $19.9 million for service rendered on and after January 1, 2013. The partial settlement agreement did not resolve the proposal for an infrastructure recovery mechanism (IRM) designed to recover DTE Gas' projected costs over a five-year period related to its gas main renewal, pipeline integrity and meter move out programs. On April 16, 2013, the MPSC issued an order approving the IRM and authorized the recovery of the cost of service related to $77 million of annual investment in the programs beginning in May 2013. The IRM will adjust annually in July for the incremental investment each year, after a limited hearing on the reconciliation of the prior year capital expenditures. If DTE Gas files a rate case during the five-year period, the IRM will be suspended when new rates are set by the MPSC.

DTE Gas UETM

In March 2013, DTE Gas filed an application with the MPSC for approval of its UETM reconciliation for 2012 requesting authority to refund approximately $20 million.

DTE Gas Revenue Decoupling Mechanism (RDM)

In October 2012, DTE Gas filed an application with the MPSC for approval of its RDM reconciliation for the period July 1, 2011 through June 30, 2012. The application requests authority to adjust existing retail gas rates so as to collect a net amount of $8.6 million, plus interest. On March 15, 2013, the MPSC approved a settlement agreement and authorized the implementation of surcharges during the billing months of April 2013 through March 2014.

NOTE 7 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS

At March 31, 2013, DTE Gas had a $400 million unsecured revolving credit agreement with a syndicate of 20 banks that could be used for general corporate borrowings, but was intended to provide liquidity support for the Company's commercial paper program. No one bank provided more than 8.5% of the commitment in the facility. Borrowings under the facility were available at prevailing short-term interest rates.

In April 2013, DTE Gas entered into a second amended and restated five-year unsecured revolving credit agreement with a syndicate of 19 banks. The second amended and restated agreement extended the expiration of the credit facility from October 2016 to April 2018 and reduced the credit availability from $400 million to $300 million. No one bank provided more than 8.7% of the commitment in the second amended and restated facility.

At March 31, 2013, there were no amounts outstanding against the facility, while there was $110 million outstanding against the facility at December 31, 2012.

The above agreements require the Company to maintain a total funded debt to capitalization ratio of no more than 0.65 to 1. In the agreements, “total funded debt” means all indebtedness of the Company and its consolidated subsidiaries, including capital lease obligations, hedge agreements and guarantees of third parties’ debt, but excluding contingent obligations, nonrecourse and junior subordinated debt and, except for calculations at the end of the second quarter, certain DTE Gas short-term debt. “Capitalization” means the sum of (a) total funded debt plus (b) “consolidated net worth,” which is equal to consolidated total stockholders’ equity of the Company and its consolidated subsidiaries (excluding pension effects under certain FASB statements), as determined in accordance with accounting principles generally accepted in the United States of America. At March 31, 2013, the total funded debt to total capitalization ratio for DTE Gas is 0.45 to 1 and is in compliance with this financial covenant.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Environmental Matters

Contaminated Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke or oil. The facilities, which produced gas, have been designated as manufactured gas plant (MGP) sites. DTE Gas, owns or previously owned, 14 former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites. Cleanup activities associated with these sites will be conducted over the next several years.

The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. Accordingly, DTE Gas recognizes a liability and corresponding Regulatory asset for estimated investigation and remediation costs at former MGP sites. As of March 31, 2013 and December 31, 2012, the Company had $29 million accrued for remediation.

Any significant change in assumptions, such as remediation techniques, nature and extent of contamination and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company’s financial position and cash flows. The Company anticipates the cost amortization methodology approved by the MPSC, which allows DTE Gas to amortize the MGP costs over a ten-year period beginning with the year subsequent to the year the MGP costs were incurred, will prevent environmental costs from having a material adverse impact on the Company’s results of operations.

Labor Contracts

Our contract with a bargaining unit for the majority of our represented employees was due to expire in October 2013. Early negotiations resulted in a new contract that became effective March 23, 2013. The new contract will expire in October 2017.

Purchase Commitments

As of March 31, 2013, the Company was party to numerous long-term purchase commitments relating to a variety of goods and services required for its business. These agreements primarily consist of long-term gas purchase and transportation agreements. The Company estimates that these commitments will be approximately $1 billion through 2052. DTE Gas also estimates that 2013 capital expenditures will be approximately $220 million. The Company has made certain commitments in connection with expected capital expenditures.

Bankruptcies

The Company purchases and sells gas and gas storage and transportation services from and to governmental entities and numerous companies operating in the steel, automotive, energy, retail and other industries. Certain of its customers have filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. The Company regularly reviews contingent matters relating to these customers and its purchase and sale contracts and it records provisions for amounts considered at risk of probable loss. The Company believes its previously accrued amounts are adequate for probable loss. The final resolution of these matters may have a material effect on its consolidated financial statements.

Other Contingencies

The Company is involved in certain other legal, regulatory, administrative and environmental proceedings before various courts, arbitration panels and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on its operations or financial statements in the periods they are resolved. See Note 6 for a discussion of contingencies related to Regulatory Matters.

NOTE 9 — RETIREMENT BENEFITS AND TRUSTEED ASSETS

The following table details the components of net periodic benefit costs for pension benefits and other postretirement benefits:

	Pension Benefits		Other Postretirement Benefits
(in Millions)	2013	2012	2013	2012
Three Months Ended March 31
Service cost	$5	$4	$4	$4
Interest cost	10	11	5	7
Expected return on plan assets	(19)	(18)	(9)	(8)
Amortization of net actuarial loss	12	9	3	4
Prior service credit	—	—	(3)	(1)
Net periodic benefit cost	$8	$6	$—	$6

Pension and Other Postretirement Contributions

At the discretion of management, and depending on financial market conditions, the Company may make up to a $40 million contribution to its pension plans in 2013.

In January 2013, the Company contributed $25 million to its other postretirement benefit plans.

Re-measurement of Other Postretirement Benefit Obligation

In March 2013, the Company reached an agreement on a new four-year labor contract with certain represented employees. As a term of the agreement, the Company replaced sponsored retiree medical, prescription drug and dental coverage for future Medicare eligible retirees with a Retiree Health Care Allowance (RHCA) account of $3,250 per year. The modification in retiree health coverage will reduce future postretirement benefit costs.
Based on the impact of such benefit cost savings on the financial statements, the Company re-measured its retiree health plan as of March 31, 2013. In performing the re-measurement, the Company updated its significant actuarial assumptions, including an adjustment to the discount rate from 4.15% at December 31, 2012 to 4.30% at March 31, 2013. Plan assets were also updated to reflect fair value as of the re-measurement date. As a result of the re-measurement, the accumulated postretirement benefit obligation (APBO) was reduced by $66 million. The Company's Accrued postretirement liability - affiliates at March 31, 2013 was $25 million as compared to $129 million at December 31, 2012, a reduction of $104 million. The reduction reflects the impact of the re-measurement of the plan, January 2013 plan contributions and recognition of first quarter 2013 postretirement benefit costs and benefit payments.
Beginning April 2013, net postretirement benefit costs will be recorded based on the updated actuarial assumptions and benefit changes resulting from the new labor contract. As a result of the re-measurement, fiscal year 2013 postretirement benefit costs are expected to decrease by approximately $17 million to an annual net benefit of $16 million.